*****Confidential treatment has been requested for portions of this agreement. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*****]. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.


                                                                    Exhibit 10.7
                        CHIPSET DEVELOPMENT, PRODUCTION,
                       LICENSE AND DISTRIBUTION AGREEMENT

     This Amended and Restated Chipset Development, Production, License and Distribution Agreement (the "Agreement"), dated as of September 27, 1999 and effective as of the 2nd day of November, 1998 (the "Effective Date") and is by and between

     XM Satellite Radio Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 1250 23rd Street, NW Washington, D.C. 20037 U.S.A. ("XM"); and

     STMicroelectronics Srl, a corporation duly organized and existing under the laws of Italy , having its principal office and place of business at 1-20041 Agrate Brianza (Milan), Via C. Olivetti, 2, (hereinafter referred to as "ST").

                                    RECITALS

     WHEREAS, XM is a satellite-based digital audio radio company, and

     WHEREAS, the decoding of the XM satellite digital audio radio signals requires compatible receivers with specially designed chipsets, and

     WHEREAS, ST is a manufacturer and distributor of certain chipsets, and

     WHEREAS, ST seeks to design, develop, produce and market chipsets for the XM System (as defined herein);

     WHEREAS XM and ST desire to amend and restate the Chipset Development, Production, License and Distribution Agreement between XM and ST, dated as of the 2nd day of November, 1998, as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the Parties hereby agree as follows:

1. DEFINITIONS

     For the purpose of this Agreement, the following terms when used with a capital initial letter shall have the respective meanings set forth below.

     1.1 "Affiliate" means a corporation, partnership or other entity controlled by, controlling or under common ownership or control with a Party. For purposes of this Agreement, WorldSpace International Network Inc. ("WORLDSPACE") and each of its Affiliates is an Affiliate of XM.

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     1.2 "XM Chipset" or "Chipset" means a chipset, comprising one or more integrated circuits, manufactured under license from XM that can process data according to the XM Format and that:

   o Differentiates and analyzes the multi-channel signals transmitted in the S-band by two satellites in geosynchronous orbit and terrestrial repeaters selectively installed in the XM Service Area;

   o Demodulates and decodes the selected channel and delivers such selected channel to a digital output for further processing;

   o [*****]

   o Provides other outputs needed to support the features mutually agreed to with selected CEP manufacturers.

One single XM Chipset shall be a complete set of integrated circuits or solid state devices or a single integrated circuit necessary for the implementation ([*****]) of the XM Format in one single XM Receiver.

     1.3 "XM Format" means the [*****] used in the XM System, subject to refinements by XM or its affiliated companies. The technical specifications of the XM Format will be provided to ST as part of the XM Information to be made available to ST pursuant to the terms hereof.

     1.4 "XM Information" means all information and knowledge relating to the XM System, the XM Format, the XM Receiver, the XM Chipset, and the XM Patent Rights that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing.

     1.5 "XM Patent Rights" means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the XM Format, the XM System or the XM Receiver technology that XM owns or will own, or is licensed or will be licensed to XM by WORLDSPACE, during the Term, including [*****] to be obtained by XM.

     1.6 "XM Receiver" means a non-computer-based audio device, which may be installed in automobiles, for the U.S. consumer market containing an XM Chipset and capable of receiving Satellite Digital Audio Radio programming delivered via either

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the [*****] in accordance with the XM Format and meeting or exceeding the technical specifications to be provided by XM, which technical specifications are subject to subsequent amendment.

     1.7   "XM Service Area" means the United States and its territorial waters.

     1.8 "XM System" means a digital audio, visual imaging and/or data transmission system using [*****] from two satellites and [*****] to provide an S-band Satellite Digital Audio Radio Service in the United States pursuant to a license from the Federal Communications Commission.

     1.9 "Commencement of Commercial Operations" means the date upon which XM begins offering commercial broadcast services via the XM System following the launch of the second XM satellite.

     1.10 "Development Information" means all information and knowledge relating to the design and development by ST of the XM chipset under Article 2.1.1 that is not generally known, including, and whether or not patentable, all trade secrets, know-how, data, designs, specifications, material lists, drawings, algorithms, formulas, patterns, compilations, programs, samples, devices, protocols, methods, techniques, processes, procedures and results of experimentation and testing, excluding (i) the XM Information and (ii) any information or knowledge possessed or obtained by ST prior to the Effective Date.

     1.11 "Development Patent Rights" means the patents and patent applications anywhere in the world, and all continuations, continuations-in-part, divisions, reissues, reexaminations, substitutions, additions and extensions thereof, and all supplementary protection certificates, relating to the design and development by ST of the XM chipset under Article 2.1, excluding (i) XM Patent Rights and (ii) any patents, patent applications and/or rights possessed or obtained by ST prior to the Effective Date.

     1.12 "Intellectual Property Rights" means the XM Patent Rights, the intellectual property rights manifested by any of the XM Information, and the Marks.

     1.13 "Marks" means XM's logo and trademarks as set forth in Appendix 2.

     1.14 "Term" means the period commencing on the Effective Date and ending upon the termination of this Agreement in accordance with Article 5.

     1.15 "Work" means the whole of ST's performance of its obligations contemplated by in this Agreement, including the design, development, and production of the XM Chipsets. Where the context so permits or requires, "Work" includes any part or parts of the Work.

     1.16 Forms of the word "include" mean "including, without limitation;" references to Articles and Appendices refer to Articles and Appendices of this Agreement; and references to "hereunder," "herein," "hereof," and the like, refer to this Agreement, including all Appendices hereof.

2. CHIPSET DEVELOPMENT AND PRODUCTION

     2.1  Development and Production of XM Chipsets

               2.1.1 Performance of the Work. ST agrees to use its best efforts to develop and manufacture XM Chipsets which shall meet the technical specifications set forth in the XM Format, as refined and developed by XM with the reciprocal participation by ST. ST shall supply all personnel, materials, facilities and other resources necessary to perform the work in accordance with the requirements of this Agreement.

          2.1.2 Delivery of the Work. ST understands and agrees that time is of the essence with respect to the delivery of the Work in accordance with the milestone schedule set forth in Article 2.2 and Appendix 2 attached hereto and made a part of this Agreement.

          2.1.3 Development. ST agrees to implement in its involved manufacturing lines, where requested, all the necessary steps to meet the requirements regarding the XM Chipset and undertakes to enter into subcontracts with Subcontractors for design or development of the XM Chipsets in accordance with the XM Format.

          2.1.4 Subcontracts. In the performance of its Work hereunder, it may be necessary for ST to enter into subcontracts for the design or development of all or part of the XM Chipsets. ST shall have the right to select any subcontractor (each, a "Subcontractor"), after consultation with
                                        -------------
     XM. In the event that ST has a necessity to terminate or substitute a Subcontractor, ST shall consult with XM and shall replace such Subcontractor with an entity with substantially equal or greater qualifications and capabilities which is acceptable to XM. Nothing in this Agreement shall be construed as creating any contractual relationship between XM and any Subcontractor. ST is fully responsible to XM for the acts and omissions of any Subcontractor and of all persons used by ST or any Subcontractor in connection with the performance of the Work under this Agreement. Any failure by a Subcontractor to meet its obligations shall not constitute a basis for excusable delay, and shall not relieve ST from meeting any of its obligations under this Agreement. It is understood that for performing the Work ST may freely utilize the services of the ST Group of Companies. Such Companies will be bound by the same obligations provided by ST according to this Agreement. For the purpose of this Agreement, "ST Group of Companies" shall mean ST Microelectronics Srl and
                 ---------------------
     all of the companies now or hereafter owned or controlled, directly or indirectly, by ST Microelectronics Srl

          2.1.5  Access to Work

                2.1.5.1 XM shall have reasonable access to the Work performed under this Agreement wherever the Work is being performed, provided such access does not unreasonably interfere with such Work. ST shall, at XM's request, deliver in a confidential way copies, free of charge, of design and test data and other data, generated under this Agreement necessary for XM to be able to monitor the progress of the Work being performed by ST.

                2.1.5.2 ST shall use its best efforts to ensure that XM is provided the same access to the Work at the facilities of any Subcontractor where the Work or part of the Work is being performed.

                2.1.5.3 The Parties shall schedule meetings on a regular basis to review the progress of the Work being performed by ST under this Agreement. XM shall have the right to participate in and to make recommendations at all meetings concerning the Work. Such participation and/or recommendations by XM shall not constitute any waiver or acceptance of a defect in the Work under this Agreement, nor shall it constitute a waiver of any rights XM may have against ST under this Agreement.

          2.1.6 Second Source. ST shall provide for both a primary and a secondary source within the ST Group of Companies for procurement of all XM Chipsets developed by ST, which sources shall be satisfactory to XM. ST shall initiate implementation of such secondary source at the time of ramp up of production. Should, for any reason, ST decide to discontinue production of XM Chipsets, then ST shall inform XM at least six (6) months in advance, and shall transfer to an independent source, acceptable to XM, masks and technical information necessary to activate this source.

       2.1.7 Product Availability. ST undertakes to make available the mass producible XM Chipsets to XM for purchase by manufacturers of XM Receivers in accordance with Articles 2.3 and 3 of this Agreement.

       2.1.8 Transfer of XM Information and Technical Assistance. At ST's request, XM will furnish ST with such XM Information and technical assistance as is reasonably necessary for ST's performance of the Work, at no cost to ST, and will cooperate with the field testing of XM Receivers. XM shall arrange for its Affiliates and contractors, including technical consultants, to provide ST with

     ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

       such technical assistance and access to such XM Information as shall be reasonably necessary in connection with ST's participation in the development of certain technologies relating to the XM System and for ST's performance of the Work.

       2.1.9 Limited Number of Other Producers. XM hereby agrees that during the three year period following its Commencement of Commercial Operations, no more than three independent commercial chipset manufacturers shall have the right to commercialize and sell XM Chipsets to CEP manufacturers for inclusion in XM Receivers.

     2.2  XM NRE Funding and Chipset Development Timetable

          2.2.1 For the full, satisfactory and timely design, development and manufacture of mass producible XM Chipsets in accordance with the XM Format, XM agrees to provide funding to ST for design and non-recurring engineering expenses (collectively "NRE Funding") as follows: (a) [*****]
                                         -----------
     payable upon the completion of certain milestones, (b) up to an additional [*****] payable only if and to the extent that such milestones are completed on or prior to the applicable deadlines, and (c) up to an additional [*****] in accordance with Article 2.2.4 hereof. Each base milestone payment shall be made in connection with the attainment of the related milestone; a bonus amount shall be paid only if the related milestone shall be attained on or prior to the related deadline, and an incentive bonus shall be paid only to the extent that an appropriate milestone is attained prior to the related deadline (measured in increments of whole weeks). Notwithstanding the foregoing, bonus amounts shall be payable if a related milestone is achieved on a delayed basis due to the fault of XM or any supplier to XM other than ST (such a delay, a "No-Fault Delay"), and the availability of any related Incentive Bonus Amount shall be determined as if such No-Fault Delay shall not have occurred.

     In the event that it becomes impossible for ST to meet a milestone deadline due to delays caused by XM or a contractor of XM participating in the development and construction of the XM System (due to, the untimely delivery of a workable chipset specification, the unavailability of [*****], the production of materials required by XM under Article 2.2.4, or otherwise), the Parties shall discuss the appropriate adjustment, if any, to the milestone, bonus and incentive bonus deadlines set forth below.

     Furthermore, in the event that the Parties determine that it is appropriate to revise the sequence of tasks to be completed by ST in connection with the Work, then the Parties shall agree upon a revised milestone table, which may vary the

     ***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     milestones, deadlines, and amounts from that set forth below, but which shall retain the total base milestone amount, total bonus amount and total incentive bonus amount set forth below.



       Milestone                 Deadline          Base Milestone                     Incentive Bonus Amount
                                                        Amount
-------------------------------------------------------------------------------------------------------------
[*****]

______________

The completion dates of the payment plan and deadline dates for the bonus are subject of a mutual agreement of the contribution parties on the acceptance criteria for the respective milestone.

          2.2.2  Milestone Payment Conditions.

                    2.2.2.1 ST shall issue a request for the payment associated with each milestone set forth in Section 2.2.1 above (each, a "Request
                                                                         -------
          for Payment"). Such Request for Payment shall include a statement (i)
          -----------
          that ST certifies that, as of the date of the Request for Payment, the Work associated with the requested payment has been completed, (ii) that ST guarantees that the Work has been accomplished in compliance with the requirements of this Agreement, including the Acceptance Criteria to be developed by XM and attached hereto and made a part hereof as Appendix 3, and (iii) that such Work is free from any and all defects to the best knowledge of ST.

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

                    2.2.2.2 In the event XM does not approve ST-technical documentation presented and/or the Acceptance Criteria as provided by the Work milestones and, therefore, disputes the Request for Payment, XM shall so notify ST within ten (10) calendar days from receipt of the Request for Payment.

                2.2.2.3 If justification for the milestone has been approved by XM or no comment is given by XM within twenty (20) calendar days of receipt of the Request for Payment, then XM shall issue an Acceptance Certificate to ST. Upon receipt of the Acceptance Certificate from XM, ST shall issue an invoice to XM and XM shall pay ST the corresponding NRE Funding amount within thirty (30) calendar days of receipt of the invoice including such bonuses as may apply; provided that the NRE
                                                       --------
          Funding amount corresponding to [*****] shall be paid within (60) calendar days of receipt of the related invoice.

                2.2.2.4 If XM disputes the Request for Payment, then ST shall correct or complete the activities necessary to complete the milestone and after correction or completion ST shall issue a revised Request for Payment and subject to XM's right to dispute ST's Request for Payment in accordance with Article 2.2.2.2, the provision of Article
          2.2.2.3 shall apply.

          2.2.3 Option for Delivery of Preproduction Units. XM shall have the option to require ST to produce and deliver up to [*****] units of preproduction XM Chipsets which shall be delivered concurrently with the completion of Milestone [*****]. In the event that ST shall be unable to sell preproduction chipsets to CEP manufacturers for inclusion in XM Receivers, XM shall be obligated to pay to ST [*****] of chipset so delivered, to cover a portion of ST's costs for producing such preproduction XM chipsets. Unless otherwise agreed by the Parties, XM shall exercise this option by no later than the 38th week following the completion of Milestone [*****]. The preproduction XM Chipsets so delivered by ST shall be at the [*****] level of completion, as that term is commonly used by ST in its internal product development evaluations.

          2.2.4 Option for Production of Additional Mask Sets and Development Wafers. In the event that the technical development of the XM Chipset shall proceed in such a manner that XM considers it desirable to accelerate the production of second generation or significantly improved Chipsets then XM shall have the right to request

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     ST to modify the XM Chipset development schedule and produce additional mask and/or development wafers prior to the completion of Milestone [*****]. XM understands that it shall reimburse ST for its actual out-of-pocket cost of materials relating the production of such additional mask sets and development wafers, which additional costs shall in no case exceed [*****].


     2.3  Marketing and Distribution of the XM Chipsets

          2.3.1 Marketing Commitment. ST hereby agrees to use its best efforts to market the XM Chipsets to all consumer electronic product ("CEP")
                                                                    ---
     manufacturers that shall be identified by XM as being qualified to produce XM Receivers. The CEP manufactures set forth on Appendix 4, as updated from time to time by XM, are qualified to produce XM Receivers. If ST does not effectively market and distribute the XM Chipsets at any time during the term of this Agreement, XM shall notify ST in writing of its failure to market the Chipsets. If ST fails to market the Chipsets to the reasonable satisfaction of XM within a reasonable period of time for reasons that are the fault of ST, XM shall have the right, upon written notice to ST, to terminate this Agreement in accordance with Article 5.2.

          2.3.2 Marketing Support. XM agrees to provide ST with marketing support in the sale of its XM Chipsets to CEP manufacturers. Such marketing support shall include introductions to all CEP manufacturers in discussions with XM and the promotion to CEP manufacturers of the availability of XM Chipsets.

          2.3.3 Non-Exclusivity. ST and other qualified and licensed XM Chipset manufacturers may distribute the Chipsets to all parts of the world and no such manufacturers may claim exclusivity of distributorship in any territories.

          2.3.4 Sales At XM's Request. After the XM Chipsets are produced in accordance with the Technical Specifications, XM has the right, at any time, to request ST to sell the required volumes of XM Chipsets to XM's designated buyers, provided, however, that such request does not interfere with any prior commitment to an existing ST customer. ST shall make reasonable efforts to increase its manufacturing capacity and make available the quantities needed by such buyers.

          2.3.5 Support of CEP Manufacturers. ST agrees to provide CEP manufacturers with all necessary documentation (such as data sheets and system application notes) for the incorporation of purchased XM Chipsets into

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     XM Receivers, and to provide a reasonable amount of technical support as might become necessary.

     3.  CHIPSET AVAILABILITY; PRICING

     3.1 Upon acceptance of the mass producible prototypes of the XM Chipsets and in accordance with Article 2.2 of this Agreement, ST agrees to make XM Chipsets available to the CEP manufacturers set forth on Appendix 4.

     3.2 ST agrees that the price of XM Chipsets shall be comparable to the price of other chipsets then manufactured and marketed by ST which incorporate state-of-the-art technologies. For the avoidance of doubt, ST represents that as of the Effective Date, chipsets incorporating state-of-the-art technologies have a price of approximately U.S. [*****]. ST shall make its best efforts to reduce the cost of XM Chipsets as soon as possible.

     4.  PROPRIETARY RIGHTS AND INTELLECTUAL PROPERTY

     4.1.  Development Rights.

          4.1.1. Joint Ownership. The Parties acknowledge that there are valuable proprietary information and intellectual property rights associated with the XM Chipset design and that XM and ST shall jointly own and have joint exclusive right, title and interest in and to the overall design of the XM Chipset developed by ST for XM. XM and ST will share equally in the ownership and the benefits of all Development Information and Development Patent Rights. To that end, all right, title and interest in and to such Development Information and Development Patent Rights will be obtained in the names of and on behalf of both XM and ST.

          4.1.2. Right to Use and Sublicense. Each Party shall have the right to use Development Information and Development Patent Rights for its own benefit for any purpose and to license such Development Information and Development Patent Rights to third parties. Any such license to a third party shall be granted on the basis of reasonable compensation therefore and pursuant to other reasonable terms and conditions; provided, however,
                                                            -----------------
     that the Parties may agree to impose restrictions or prohibitions regarding the granting of such rights to specific third parties. Neither Party shall have the right to sublicense Development Information or Development Patent Rights to any third party without prior approval of the other Party, which will not be unreasonably withheld; provided, however, that (i) ST shall not
                                        --------- --------
     license Development Information or Development Patent Rights to other providers of S-band Satellite Digital Audio Radio Services in the XM Service Area and (ii) ST hereby consents to the sublicense of all Development Information and Development Patent Rights to WorldSpace and its Affiliates (provided, that WorldSpace shall have the right to further
                 --------
     sublicense such Development Information
     and Development Patent Rights only for use in the WorldSpace international digital satellite radio system). Any royalties, revenue or other consideration received as compensation from such third party licensee shall be shared equally by XM and ST.

           4.1.3. Uses Other Than XM Receivers. If either Party sells or otherwise disposes of products or services that use or incorporate the Development Information and Development Patent Rights other than XM Chipsets to be included in XM Receivers (or chipsets to be included in WorldSpace receivers) as a stand alone product and/or as an integrated product, then such Party will compensate the other Party in an amount to be agreed upon in good faith by the Parties; provided that such compensation will be payable only for the Term, and beyond the Term only to the extent that the Development Patent Rights remain effective. The Parties will cooperate in and equally share the costs of filing, prosecuting and maintaining the Development Patent Rights.

           4.1.4. Background and Foreground Information. It is understood that the above intellectual property rights do not include the background and foreground information, whether patented or not, relating to the silicon processes used by ST to perform the Work as well as any elementary circuit solutions used to implement the XM Chipset starting from the supplied specifications and that such silicon processes and elementary circuit designs shall remain the sole property of ST.


     4.2  XM Information License, XM Patent Rights License and Marks License

           4.2.1 License Grant. XM hereby grants to ST and its Affiliates a non-exclusive, non-transferable, revocable, indivisible license and/or sublicense under the XM Information, the XM Patent Rights and the Marks to perform, and have performed, the Work. ST will have no right to sublicense to any third party without XM's prior approval. XM reserves

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     the right to have XM Chipsets designed, developed and/or manufactured for it or its Affiliates under XM's brand name.

           4.2.2 Licensed and Sublicensed Territory. Pursuant to Article 4.2.1, ST may design, develop and/or manufacture, and have designed, developed, and/or manufactured, XM Chipsets anywhere in the world for sale only in the XM Service Area; provided that ST will not use or authorize any public use, direct or indirect, of the Marks outside the XM Service Area.

           4.2.3 XM Trademark License. XM hereby agrees to grant, and ST hereby accepts, an exclusive, worldwide, royalty-free license and obligation to use the XM trademark on all XM Chipsets and associated catalogues and advertising or promotional materials to the satisfaction of XM.

           4.2.4 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, no license is herein granted, and no act or acts hereunder shall be construed as or result in conveying any license to ST or to any third Party, expressly or by implication, estoppel or otherwise excepting the license herein expressly granted to ST with respect to the Intellectual Property Rights.

     4.3 Compensation For License and Sublicense. The rights and license granted by XM under Article 4.2 hereof relating to the Intellectual Property Rights existing on the Effective Date shall be provided on a royalty-free basis; provided, however, that if XM shall be required to pay a royalty with respect
  --------  -------
  to the use of [*****] or other technology in the XM System which royalty shall not have been determined as of the Effective Date, then ST agrees to pay XM for the use of such technology or technologies a commercially reasonable royalty determined based upon the royalty required to be paid by XM.

     4.4 Reports and Statements of Chipset Sales and Royalty Payments. With respect to this Article 4, ST agrees to submit to XM within thirty (30) days after March 31, June 30, September 30 and December 31 of each calendar year of the term of this Agreement a statement in writing, certified by a duly authorized representative of ST, setting forth with respect to the preceding quarterly period and, in the case of the first such statement, for each quarterly period commencing on January 1, 1999 - on a per country basis, the identity of the customers, the quantity of XM Chipsets sold during the period of reference, the model number or product identification of XM Chipsets, and the royalty, if any, due.

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

     4.5 Payments of Royalties

           4.5.1 Within thirty (30) days of submitting the statement pursuant to
     Article 4.4, ST shall make the royalty payment to XM. All payments of royalties under this Agreement shall be made to XM in U.S. Dollars. Payments have to be made free from any bank charges. Royalties shall not be deemed paid until actually received at a XM bank account and freely withdrawable by XM to the same extent as cash.

           4.5.2 Each of the amounts payable under this Article 4 shall, when overdue, bear interest equal to the then current annual discount rate of the Deutsche Bundesbank (German Federal Bank) plus [*****].

     4.6  Termination of License and Sublicense

           4.6.1 XM reserves the right to terminate this license and sublicense agreement in the event that ST substantially fails to comply with any of its obligations under this license and sublicense agreement and does not remedy the failure of performance within ninety (90) days, after ST has been notified in writing thereof by XM, without prejudice to any damages or legal redress to which XM may be entitled. Any such termination shall not affect any payments, the rights to which have fallen due under this license and sublicense agreement prior to such termination.

           4.6.2 XM reserves the right to terminate this license and sublicense agreement in the event that ST files a revocation or nullity action against one or more of the Intellectual Property Rights.

     4.7 Auditing of Reports and Statements of Payments ST shall keep complete and accurate records of all XM Chipsets sold upon which revenue provided for hereunder shall accrue, which records shall be open, during normal business hours, for three (3) years after the end of the particular period for which the record was made, to an independent certified public accountant selected by XM and reasonably acceptable to ST, who shall have access to said records not more often than once each calendar year, for the sole purpose of verifying the revenue accrued as herein provided. The verification will take place at XM's expense if an error of three percent (3%) or less is revealed and at ST's expense otherwise. If the result of such audit is that an error is detected, the amount overpaid or underpaid, as the case may be, will be credited against or paid together with the next payment.

     4.8 Limitations

           4.8.1 Nothing in this Agreement shall constitute or be construed as:

               4.8.1.1 a warranty or representation by XM as to the validity or scope of any Intellectual Property Rights, or

               4.8.1.2 a requirement that XM shall file any patent application, secure any patent or maintain any patent in force, or

               4.8.1.3 an obligation on the part of XM, to furnish any manufacturing or technical information, or any information concerning pending patent applications of XM.

           4.8.2 If any patent included in the Intellectual Property Rights is declared void or any patent application included in the Intellectual Property Rights is not granted, any payment made by ST under Article 4 hereof prior to such event will not be reimbursed to ST. However, no future payments will be due with respect to a country for the period during which there are no remaining Intellectual Property Rights in such country which are valid and enforceable against XM or ST.

           4.8.3 XM makes no representations, extends no warranties or indemnifications of any kind, expressed or implied, nor assume any responsibilities whatsoever with respect to the manufacture, use, sale or other disposition by ST of products incorporating or made by the use of inventions licensed under this Agreement.

           4.8.4 Nothing in this Agreement shall constitute or be construed as a warranty or representation by XM as to the commercial utility of any Intellectual Property Right.

           4.8.5 Nothing in this Agreement shall constitute or be construed as a warranty or representation by XM that any XM Chipset manufactured, used or sold in connection with the XM System does not infringe any patent or any other intellectual property right owned by any third Party.

           4.8.6 Product liability with respect to any XM Chipset manufactured, used or sold in connection with the XM System by or on behalf of ST shall be the sole responsibility of ST other than the product liability arising from the technical information, patented or not, supplied by XM and utilized in good faith without modifications by ST. ST agrees to hold XM harmless from any claim or alleged claim of third Parties.

           4.8.7 ST agrees to hold harmless XM from any claim or alleged claim of third Parties concerning product liability with respect to any device manufactured, used or sold in connection with the XM System under the Intellectual Property Rights by ST.

           4.8.8 XM represents that as of the Effective Date to the best of its knowledge it is not aware of any pending claim or dispute relating to the XM Information and the XM Patent Rights.

5. TERM AND TERMINATION OF AGREEMENT

     5.1 This Agreement shall be effective as of its Effective Date and shall continue in full force and effect until the later of (a) the tenth anniversary of the date hereof and (b) the expiration of the last to expire of the Development Patent Rights.

     5.2 In the event a Party hereto substantially fails to comply with any of its obligations under this Agreement and does not remedy the failure of performance within ninety (90) days after it has been notified in writing thereof, the other Party may, by written notice, terminate this Agreement at the end of said period, without prejudice to any damages or legal redress to which it may be entitled. Any such termination shall not affect any payments, the rights to which have fallen due under this Agreement prior to such termination, or the furnishing of any statements as provided in Article 4.

     5.3 Should either Party hereto become insolvent or be subjected to bankruptcy or winding up proceedings, the other Party may, by written notice, terminate this Agreement immediately.

     5.4 Should a third Party, which does not now own or control ST, come to own or control ST after the execution of this Agreement by the Parties, XM may, by written notice, terminate this Agreement immediately, provided vital business interests of XM are harmed.

     5.5  XM is entitled to terminate this Agreement in accordance with Article
5.2 of this Agreement, should ST file a revocation or nullity action against one or more of the Intellectual Property Rights.

6. CONFIDENTIALITY AND NONDISCLOSURE OF PROPRIETARY
INFORMATION

     6.1  During the performance of this Agreement, one Party ("the Disclosing
                                                                    ----------
Party") may exchange information which may be of a proprietary or confidential
-----
nature to the other Party ("the Receiving Party"), such as information
                                ---------------
concerning inventions, techniques, processes, devices, discoveries and improvements, or regarding administrative, marketing, financial or manufacturing activities ("Information"). All such Information, in any form, including without
             -----------
limitation, oral, written graphic, demonstrative, machine recognizable or sample form, shall be considered proprietary and confidential Information of the Disclosing Party, shall be retained in confidence and shall not be disclosed or caused or permitted to be disclosed directly or indirectly to any third party without the prior written approval of the Disclosing Party, and shall not be used by the Receiving Party for any reason other than the performance of its duties under this Agreement. The Receiving Party further agrees that any material or data generated by the Receiving Party, based in whole or in part on Information disclosed by the Disclosing Party shall also be retained in confidence.

     6.2 The obligation of the Receiving Party to retain Information in confidence shall not apply to:

        (i) Information which is now in or hereafter enters the public domain beyond the control of the Receiving Party and without its violation of this Agreement;

       (ii) Information rightfully known to the Receiving Party prior to the time of disclosure by the Disclosing Party, or independently developed by the Receiving Party personnel without access to Information disclosed by the Disclosing Party;

       (iii) Information disclosed in good faith to the Receiving Party by a third party legally entitled to disclose the same; or

        (iv) Information which the Receiving Party discloses under operation of law, rule or legal process;

             provided, however, that the burden shall be on the Receiving Party
             -------- --------
             to prove the applicability of one or more of the foregoing exceptions by documentary evidence should the Disclosing Party question the applicability of such exceptions; and, as to exception
             (iv), the Receiving Party provides the Disclosing Party with prompt written notice of any request or legal proceeding through which the Receiving Party may be required to disclose such Information under operation of law, rule or legal process.

     6.3 The Receiving Party agrees to transmit the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, only to those directors, officers, employees, agents or other representatives who need access to the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, for the purpose of performing its duties pursuant to this Agreement, and who are informed by the Receiving Party of the confidential nature of the Information and/or material or data generated by the Receiving Party based in whole or in part on such Information, and who agree to be bound by the terms of this Agreement. The Receiving Party further agrees to be responsible for any breach of this Agreement by the Receiving Party or any director, officer, employee or other representative of the Receiving Party.

     6.4 The Receiving Party agrees that all Information disclosed to the Receiving Party hereunder shall be and remains the property of the Disclosing Party. Any tangible form of Information including, but not limited to, documents, papers, computer diskettes and electronically transmitted Information shall be destroyed by the Receiving Party or returned, together with all copies thereof, to the Disclosing Party promptly upon the Disclosing Party's request. If such tangible form of Information is destroyed, a certification of such destruction executed by a duly authorized officer of the Receiving Party shall be delivered to the Disclosing Party.

     6.5 The Receiving Party agrees not to use the Information provided by the Disclosing Party to engage, represent in any way or be connected with, as officer, director, partner, employee, sales representative, proprietor, stockholder or otherwise of any business or activity that would compete with the business of the Disclosing Party.

     6.6 The Receiving Party's obligations under this Agreement shall survive the termination of its business relationship, if any, with the Disclosing Party regardless of the manner of such termination, and shall be binding upon its successors and assigns. The obligation of the Receiving Party under this Agreement shall terminate three (3) years from the date of this Agreement unless sooner terminated by written notice given by the Disclosing Party to the Receiving Party.

     6.7 The Receiving Party acknowledges that the information provided and all documentation thereto are commercially valuable, which reflect the effort of skilled development experts and the investment of considerable time and money. The Receiving Party accordingly agrees to protect the confidence of the Information and prevent its unauthorized dissemination and use, using the same degree of care that the Receiving Party uses to protect its own like information. The Receiving Party agrees that money damages would not be sufficient remedy for any breach of this Agreement by the Receiving Party or any director, officer, employee, agent or other representative of the Receiving Party, and that in addition to any other rights or remedies which it may have, the Disclosing Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for such breach, and the Receiving Party further agrees to use its best efforts to cause any director, officer, employee, agent or other representative of the Receiving Party to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     6.8 Either Party shall be entitled to make copies of any documents containing proprietary Information under the terms and conditions outlined in this Article 6.

7. ASSIGNMENT

     7.1 XM may freely assign, with thirty (30) day prior written notice, this Agreement to any other company, person, firm or entity; provided, however, that all of the terms and conditions of this Agreement shall be binding upon such assignee and provided further that ST shall consent to such assignment, which consent shall not be unreasonably withheld. Upon the assignment of this Agreement by XM, ST shall expressly release XM from any liability under this Agreement. XM shall promptly inform ST in writing of any such assignment.

     7.2 Neither this Agreement nor the license granted herein shall be assignable or transferable by the ST Group of Companies without XM's prior written consent.

     7.3 In the event ST sells its entire business related to chipset development, and manufacturing, XM shall not unreasonably withhold its consent, provided vital business interests of XM are not harmed, if ST requires the assignment of this Agreement to the successor of such business, provided that, after XM has given its consent, the assignee shall have assumed in writing all of the obligations of ST under this Agreement. Such assignment shall not effect the liability of ST to XM to perform all obligations which may have accrued on or prior to the date of such assignment. After such assignment ST shall no longer be licensed under the Intellectual Property Rights.

8. INFRINGEMENT

     8.1 XM shall have no liability to ST for any infringement or alleged infringement of any patent, patent application or other intellectual property right owned by any third Party except to what is stated in Article 4.8.6 as regards patented information arising out of the manufacture, sale or use of any XM Chipset manufactured, used or sold by or on behalf of ST.

     8.2 If ST shall become aware of any infringement by third Parties of any of the Intellectual Property Rights, ST shall give written notice to XM of such fact, it being understood and agreed that XM alone shall decide, in its sole discretion, whether, and if so, what, measures shall be taken as a result of any such infringement.

     8.3  Nothing contained in this Agreement shall be construed:

          8.3.1 as imposing on either Party any obligation to institute any suit or action for infringement of any of the Intellectual Property Rights hereunder, or to defend any suit or action brought by a third Party which challenges or concerns the validity of any such Intellectual Property Right hereunder;

          8.3.2 as conferring by implication, estoppel or otherwise any license or right to copy or to simulate the appearance, trade dress, trademark, service mark and/or design of XM other than the XM trademark;

          8.3.3 as conferring by implication, estoppel or otherwise any license under the rights licensed pursuant to Article 4 hereof to manufacture, use, sell, license or otherwise dispose of any product or device other than the licensed XM Chipset.

9. SETTLEMENT OF DISPUTES

     9.1 Amicable Resolution. The Parties shall endeavor to resolve amicably any dispute arising out of the performance of this Agreement within thirty (30) calendar days of receipt of notice of such dispute. If the Parties are unable to resolve the dispute within a thirty (30) calendar day period, then they may refer the dispute to an independent third party who will, within a further thirty (30) calendar days, review the dispute and recommend a resolution thereto. If the Parties cannot mutually agree on said third party, or either Party disagrees with the recommendation of said third party, then Article 9.2 shall apply.

     9.2  Formal Arbitration:

          9.2.1 All disputes arising in connection with this Agreement not resolved pursuant to the provisions of Article 9.1 shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the said Rules. In the event of any conflict between the ICC Rules and this Agreement, the provisions of this Agreement shall govern.

          9.2.2 The arbitration proceedings shall take place in Washington, D.C. and the language of such proceedings, including arguments and briefs, shall be English.

          9.2.3 This Article 9 shall not apply to Article 6 of this Agreement, wherein the Parties hereto have agreed that monetary damages may not suffice for a breach of confidentiality, as defined in Article 6. In such cases, the Parties agree that the judgment will be carried out according to the law and in the law court competent for the defendant.

          9.2.4 Pending a decision by the arbitrators as referred to in this
     Article 9, ST shall, unless directed otherwise by XM in writing, fulfill all of its obligations under this Agreement, including, if and so far as it is reasonably practical, the obligation to take steps necessary during the arbitration proceedings to ensure that the Work hereunder will be delivered within the time stipulated or within such extended time as may be allowed under this Agreement, provided always that XM shall continue to make payments therefore in accordance with this Agreement.

10. GENERAL PROVISIONS

     10.1   Required Permits and Licenses

          10.1.1 ST shall be responsible for and pay for all the legal permits, licenses, certifications, process and other legal requirements relating to all the sales of the XM Chipsets, including, without limitation, export and import permits, and manufacturing licenses.

          10.1.2 If required, XM shall promptly execute all documents and forward the same to ST to obtain an export license to ship the XM Chipsets to destinations designated by Purchaser. Upon request from a relevant government, ST and XM agree to furnish to such government further written assurance that in no event shall the XM Chipsets, any parts thereof, and/or any design or technical data in any form relating to the Chipsets be directly or indirectly disclosed, transferred, or shipped in any way to any country prohibited from receiving such materials under the relevant export laws and regulations.

     10.2   Notices

          All notices, summons and communications related to this Agreement and sent by either Party hereto to the other shall be written in English and shall be given in writing by letter, telex or facsimile directed, in respect of XM to:

          XM Satellite Radio Inc. (XM)
          1250 23rd Street, NW
          Washington, D.C.  20037
          United States of America
          Attention: General Counsel
          Telephone:+1-202-969-7074
          Facsimile:+1-202-969-7124

With copies of all invoices being sent also to

          XM Satellite Radio Inc. (XM)
          1250 23rd Street, NW
          Washington, D.C.  20037
          United States of America
          Attention: Senior Vice President, Chief Financial Officer
          Attention: Senior Vice President, Engineering Technology & Operations Telephone:+1-202-969-7100
          Facsimile:+1-202-969-7050

     and in respect of ST to:

          ST Microelectronics Srl.
          Via C. Olivetti, 2
          Agrate Brianza (Milano), Italy
          Attention: DPG-Audio Business Unit Director
          Telephone: +39.39.603.5202
          Facsimile: +39.39.603.5305

     or such other addresses as may have been previously specified (in the manner set forth above) in writing by either Party to the other.

     10.3   Amendment

          10.3.1 Except as otherwise specifically provided herein, this Agreement shall not be modified except by a written agreement signed by duly authorized representatives of the Parties. Such written agreement shall state that it is an Amendment to the XM Chipset Development, Production, License and Distribution Agreement. No oral agreement or conversation with any officer, agent or employee of XM or ST, either before or after execution of this Agreement, shall affect or modify any of the terms or obligations contained in this Agreement. No purchase order, acknowledgment, quotation, or other similar document issued by either Party with respect to the subject matter of this Agreement, nor any directive of XM, shall be deemed to be a part of this Agreement or to modify this Agreement in any respect relating to the Work hereunder, unless executed in conformance with this Article 10.3.

          10.3.2 At any time prior to final acceptance of all the Work under this Agreement, either Party may, in writing, request a variation of the Work within the general scope of the Agreement. If the other Party agrees with the requesting Party for such variation of the Work and such variation causes an increase or decrease in the cost of, or in the time required for, the performance of the Agreement, or construction change in the specifications of the XM Chipsets, the Parties shall negotiate in good faith in equitable adjustment to the NRE Funding or any other terms affected, including, if applicable, delivery dates or specifications, which shall be formalized in an Amendment to the Agreement. ST shall not implement such variation, and XM shall not be liable for any change in NRE Funding or delivery dates pursuant to such variation, until and unless the Parties have entered into a written Amendment to the Agreement.

          10.3.3 The Parties shall issue all requests for clarification of the Agreement, or any other requests, to the other Party in writing. Responses to such requests shall be made in writing to the requesting party within ten (10) days. The failure of the responding party to respond to the request within ten (10) days, however, does not relieve the requesting party from complying with the requirements of this Agreement, and the Work shall be conducted in accordance therewith.

     10.4   Non-Waiver

          If at any time a Party shall elect not to assert its rights under any provision of this Agreement, such action or lack of action in that respect shall not be construed as a waiver of its rights under said provision or of any other provision of this Agreement.

     10.5   Governing Law

          This Agreement shall be subject to, governed by and construed in accordance with the laws of the state of New York, USA, without giving effect to its conflicts of law provisions.

     10.6   Governmental Approvals

          In the event this Agreement, or any provision or other aspect hereof, shall or may be subject to the review, approval and/or consent of any ministry, department, agency or other entity of the government of the United States of America, Italy or the European Union, this Agreement shall not be or become effective nor be of any force of effect until and unless all such reviews, approvals and consents shall have been favorably received from each such governmental entity having, or claiming to have, jurisdiction in this matter. In the event any such governmental entity shall have failed or refused to give a favorable review, approval or consent to any provision or other aspect of this Agreement on or prior to the expiration of the ninetieth (90th) calendar day following the date of execution hereof by the last of the Parties hereto to sign, this Agreement shall be deemed to be, and shall be, void ab initio as if the same had never been executed by either Party hereof.

     10.7   Binding Effect

          This Agreement shall be binding upon, and shall inure to the benefit of the Parties hereto and to their assigns in accordance with the provisions of
Article 7 hereof.

     10.8   Severability

          Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by this holding. Such unenforceable part or provision shall then be replaced upon mutual written consent between the Parties hereto, by other enforceable part or provision which, in its effect, corresponds or comes closest to the effect of such unenforceable part or provision.

     10.9   Entire Agreement

          This Agreement including its Appendices embodies the entire understanding of the Parties and cancels and supersedes any prior representations, warranties, or agreement between the Parties relating hereto, and this Agreement is executed and delivered upon the basis of this understanding.

     10.10   Force Majeure

          10.10.1 Neither Party shall be liable to the other for any failure of, or delay in, its performance hereunder due to causes beyond its reasonable control including, but not limited to, acts of God, catastrophic phenomena, a total constructive loss of any of XM's satellites, fire, flood, earthquake, epidemics, revolution, reasonable control, acts of government (including, but not limited to, any law, rule, order, regulation or direction of the United States or Italian government or of any other government having jurisdiction over the Parties, whether foreign or domestic, or of any department, agency or commission thereof), labor dispute or other unforeseeable reasons beyond either Party's reasonable control, national emergencies, insurrections, riots, acts of war (whether declared or not), quarantine restrictions, embargoes, strikes, lockouts or work stoppages (collectively, "Force Majeure").

          10.10.2 In order for a Party to make a claim of Force Majeure hereunder, it must give the other Party written notice within five (5) days of the commencement of the Force Majeure, detailing the Force Majeure cause, the date the Force Majeure commenced and the anticipated length of the Force Majeure. In the event (i) the notice provides that the Force Majeure will last for more than thirty (30) days or (ii) the Force Majeure in fact lasts for more than thirty (30) days, the Party not claiming the Force Majeure shall have the right to terminate this Agreement by written notice to the Party claiming Force Majeure within thirty (30) days of the notice from the other Party indicating that the Force Majeure will last for more than thirty (30) days or after the thirtieth (30th) day of the Force Majeure, as applicable.

     10.11  Attorney's Fees

          In the event a dispute arises regarding this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees and costs incurred.

     10.12   Additional Actions and Documents

          Each of the Parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver, and file, such further documents and instruments, and to use its best efforts to obtain such consents or approvals as may be necessary or as may be reasonably requested in order fully to effectuate the purposes of this Agreement.

     10.13   Limitation on Benefits of this Agreement

          It is the explicit intention of the Parties hereto that no person or entity other than the Parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against either of the Parties hereto, and that the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the Parties hereto and their respective successors and assigns as permitted hereunder.

     10.14   Captions

          The captions contained in this Agreement are inserted for convenience of reference only and shall not in any way define or affect the meaning, construction, or scope of the provisions captioned.

     10.15   Governing Language

          The official language of this Agreement is the English language and all notices, reports, orders, instructions, literature, records and other written materials pertaining to this Agreement shall be maintained and delivered in the English language.

     10.16   Execution

          To facilitate execution, this Agreement may be executed in counterparts; and it shall not be necessary that the signatures of each Party appear on each counterpart; but it shall be sufficient that the signature of each Party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement.

     10.17   Authority

          The Parties represent that they each are duly authorized to execute and deliver this Agreement.

     10.18   Publicity

          Each Party to the present Agreement warrants that all Information exchanged between the Parties in connection with the Work hereunder shall not be disclosed by either ST or XM nor by any of their representatives, independent consultants, officers, employees, agents, contractors, subcontractors or assignees, in any form whatsoever, including articles, films, brochures, advertisements and photographs, or authorize other persons to disclose said information, or to deliver speeches about the Work hereunder without prior written approval of the other Party, which approval shall not be unreasonably withheld.

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Chipset Development, Production, License and Distribution Agreement to be duly executed on its behalf, as of the day and year first hereinabove written.

XM Satellite Radio Inc.                         ST Microelectronics Srl


By: /s/ XM Satellite Radio Inc                  By: /s/ ST Microelectronics Srl
   ---------------------------                     ----------------------------
Name:                                           Name:
Title:                                          Title:
Date:                                           Date:

                                   Appendix 1
                                     Marks

                                     "XM"TM

***** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.


                                   Appendix 2
                                   Milestones


        Milestone                                                                 Deadline
-------------------------------------------------------------------------------------------------------------
        [*****]
-------------------------------------------------------------------------------------------------------------

                                   Appendix 3
                              Acceptance Criteria

                 [To be determined by XM and ST in due course.]

                                   Appendix 4
                               CEP Manufacturers



           Sharp
           [Others to be determined from time to time by XM and notified to ST.]

                                       28